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                                                                   EXHIBIT 12.01

                   EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

               Computation of Ratios of Earnings to Fixed Charges
                             (Dollars in millions)


                                                    Second Quarter    First Six Months
                                                    1996     1995      1996      1995

Earnings before provision for income taxes          $177     $255      $355      $468
Add:
 Interest expense                                     20       20        35        39
 Rental expense (1)                                    5        8        10        11
 Amortization of capitalized interest                  3        3         7         6
                                                    ----     ----      ----      ----
Earnings as adjusted                                $205     $286      $407      $524
                                                    ====     ====      ====      ====

Fixed charges:
 Interest expense                                   $ 20     $ 20      $ 35      $ 39
 Rental expense (1)                                    5        8        10        11
 Capitalized interest                                  4        2        10         5
                                                    ----     ----      ----      ----
Total fixed charges                                 $ 29     $ 30      $ 55      $ 55
                                                    ====     ====      ====      ====
Ratio of earnings to fixed charges                   7.1x     9.5x      7.4x      9.5x
                                                    ====     ====      ====      ====



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(1)  For all periods presented, interest component of rental expense is estimated to equal one-third of such expense.





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